Exhibit 99.1

News Release

For Immediate Release

OvaScience Advances All Three Fertility Treatment Options

- AUGMENT Treatment Available in Four International Regions -

- OvaPrime Treatment to be Introduced into Select International IVF Clinics by the End of 2015 -

- OvaTure Treatment, a Potential Hormone-Free Fertility Option, Progresses into Development -

CAMBRIDGE, Mass., December 17, 2014 — OvaScienceSM (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, today announced the Company has achieved its 2014 corporate goals to advance the AUGMENTSM, OvaPrimeSM and OvaTureSM treatments for patients in need of new fertility treatment options.

“We are pleased to report that we have successfully matured human egg precursor cells into eggs in vitro.  This is a major milestone for the first potential hormone-free fertility option, the OvaTure treatment.  We have achieved this by designing an autologous, high throughput in vitro system, which we believe will accelerate further development of the OvaTure treatment, the only hormone-free fertility option,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.

AUGMENT Treatment

The AUGMENT fertility treatment is available in select in vitro fertilization (IVF) clinics in Canada, the United Kingdom (UK), the United Arab Emirates (UAE) and Turkey.  The AUGMENT treatment is not available in the United States.  OvaScience has a further commitment from one of the largest IVF clinic networks in Japan, which plans to offer the treatment in 2015.  For further information, please visit the new AUGMENT treatment website at www.augmenttreatment.com.

The AUGMENT treatment is specifically designed to improve egg health by using mitochondria from a patient’s own egg precursor (EggPCSM) cells during IVF.  Improved egg health may offer the potential for better IVF success.  OvaScience exceeded its AUGMENT patient treatment goal with more than 150 patients now receiving the treatment.  The Company has started transitioning some of the IVF clinics to commercial centers.

OvaPrime Treatment

The OvaPrime treatment is a potential new fertility treatment that uses EggPC cells to increase a woman’s egg reserve.  The OvaPrime treatment may provide an option for women who do not produce enough or any high-quality eggs. OvaScience plans to optimize the process and introduce the OvaPrime treatment in certain IVF clinics in select international regions outside of the United States by the end of 2015.

As anticipated, OvaScience has performed additional preclinical proof-of-concept work for the OvaPrime treatment that supports previously published research, which demonstrated that EggPC cells can mature into eggs in the ovary (in vivo).

OvaTure Treatment

The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without the need for hormone injections.  The Company is the first to demonstrate that human EggPC cells can be matured into eggs outside of the body, and therefore has achieved human preclinical proof-of-concept with the OvaTure treatment.  This is a major step toward being able to offer women with compromised eggs, who are unable to make eggs, or who may be unwilling or unable to undergo hormone hyperstimulation, a new treatment option.

“Our ability to demonstrate additional proof-of-concept for the OvaPrime and OvaTure treatments underscores the potential of our EggPC technology for developing new fertility treatments,” said Arthur Tzianabos, Ph.D., President of OvaScience.  “We look forward to being able to provide women with more treatment options that may improve egg health and, importantly, would not require hormones.”

OvaScience Investor Day

The Company is hosting an Investor Day today, Wednesday, December 17, 2014 in New York beginning at 8:00 a.m.  The event will feature presentations by guest speakers and Company management on the EggPC cell technology and the global fertility market as well as an update on OvaScience’s fertility treatments.  A live audio webcast can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com.  A replay of the webcast will be archived on the OvaScience website for two weeks following the presentation.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company dedicated to improving fertility for women around the world.  OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options.  Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining.  The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States.  OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve,  and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s (i) plans for a launch of the AUGMENT treatment in Japan in 2015, (ii) plans to optimize the OvaPrime treatment and introduce it in select IVF clinics outside the United States by the end of 2015, (iii) plans to provide women with more treatment options that may improve egg health and not require hormones, and (iv) plans and treatment possibilities for the AUGMENT treatment and its two fertility treatments in development. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with, including the IVF clinic in Japan that plans to offer the AUGMENT treatment in 2015, may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the science underlying our treatment and treatments in development  (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval as necessary for our internationally launched fertility treatment and our potential fertility treatments;

our ability to develop our potential fertility treatments, including the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, on the timelines we expect, if at all; our ability to commercialize our treatments, including the AUGMENT treatment and OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contacts:

Investors	Media
Theresa McNeely	Cara Petralia
EVP, Chief Communications Officer	Director, Corporate Communications
tmcneely@ovascience.com	cpetralia@ovascience.com
617-299-7356	617-714-9638

Catherine Collier Kyroulis
FleishmanHillard
917-886-5586

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